FINANCIAL INSTITUTION BOND

Standard Form No. 15, Revised to June, 1990

THE CINCINNATI INSURANCE COMPANY

P.O. BOX 145496, CINCINNATI, OHIO 45250-5496
(513) 870-2000

A Stock Insurance Company

Bond No. B80-535835

(Herein called Underwriter)
DECLARATIONS
Item 1.	Name of Insured (herein called Insured):

PEARL MUTUAL FUNDS Principal Address: 2610 PARK AVE MUSCATINE, IA 52761-5639

Item 2.	Bond Period from 12:01 a.m. on	12/31/2009	to 12:01 a.m. on	12/31/2010
		(MONTH, DAY, YEAR)		(MONTH, DAY, YEAR)

Item 3.	The Aggregate Liability of the Underwriter during the Bond Period shall be
$3,000,000

Item 4.	Subject to Sections 4 and 11 hereof,
the Single Loss Limit of Liability is $ 3,000,000 and the Single Loss Deductible is $ 25,000

Provided, however, that if any amounts are inserted below opposite specified Insuring Agreements or Coverage, those amounts shall be controlling. Any amount set forth below shall be part of and not in addition to amounts set forth above. (If an Insuring Agreement or Coverage is to be deleted, insert “Not Covered.”)

Amount applicable to:	Single Loss Limit of Liability	Single Loss Deductible
Insuring Agreement (D) - FORGERY OR ALTERATION	$ 3,000,000	$ 25,000
Insuring Agreement (E) – SECURITIES	$ Not Covered	$ N/A
Optional Insuring Agreements and Coverages:
EXTORTIONS-PERSONS	$ Not Covered	$ N/A
EXTORTIONS-PROPERTY	$ Not Covered	$ N/A
COMPUTER SYSTEMS	$ Not Covered	$ N/A
TRADING LOSS	$ Not Covered	$ N/A

Item 5.	The liability of the Underwriter is subject to the terms of the following riders attached hereto: #1 - #4

Item 6.
The Insured by the acceptance of this bond gives notice to the Underwriter terminating or canceling prior bond(s) or policy(ies) No.(s) 8535607 such termination or cancelation to be effective as of the time this bond becomes effective.

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The Underwriter, in consideration of an agreed premium, and in reliance upon all statements made and information furnished to the Underwriter by the Insured in applying for this bond, and subject to the Declarations, Insuring Agreements, General Agreements, Conditions and Limitations and other terms hereof, agrees to indemnify the Insured for:

INSURING AGREEMENTS

FIDELITY

   (A)   Loss resulting directly from dishonest or fraudulent acts committed by an Employee acting alone or in collusion with others.
Such dishonest or fraudulent acts must be committed by the Employee with the manifest intent:
(a)	to cause the Insured to sustain such loss; and
(b)	to obtain financial benefit for the Employee or another person or entity.
However, if some or all of the Insured’s loss results directly or indirectly from Loans, that portion of the loss is not covered unless the Employee was in collusion with one or more parties to the transactions and has received, in connection therewith, a financial benefit with a value of at least $2,500.
As used throughout this Insuring Agreement, financial benefit does not include any employee benefits earned in the normal course of employment, including: salaries, commissions, fees, bonuses, promotions, awards, profit sharing or pensions.

ON PREMISES

(B)	(1)	Loss of Property resulting directly from
		(a)	robbery, burglary, misplacement, mysterious unexplainable disappearance and damage thereto or destruction thereof, or
		(b)	common-law or statutory larceny, committed by a person present in an office of the Insured covered under this bond.
while the Property is lodged or deposited within
			(i)	any of the Insured’s offices covered under this bond, or
			(ii)	offices of any financial institutions, or
			(iii)	any premises where the Insured leases safe deposit boxes.
	(2)	Loss of or damage to
(a)
furnishings, fixtures, supplies or equipment within an office of the Insured covered under this bond resulting directly from larceny or theft in, or by burglary or robbery of, such office, or attempt thereat, or by vandalism or malicious mischief, or

		(b)	such office resulting from larceny or theft in, or by burglary or robbery of such office or attempt thereat, or to the interior of such office by vandalism or malicious mischief, provided that
			(i)	the Insured is the owner of such furnishings, fixtures, supplies, equipment, or office or is liable for such loss or damage, and
			(ii)	the loss is not caused by fire.

IN TRANSIT

   (C)   Loss of Property resulting directly from robbery, common-law or statutory larceny, misplacement, mysterious unexplainable disappearance, being lost or made away with, and damage thereto or destruction thereof, while the Property is in transit anywhere in the custody of
(a)	a natural person acting as a messenger of the Insured (or another natural person acting as messenger or custodian during an emergency arising from the incapacity of the original messenger), or
(b)	a Transportation Company and being transported in an armored motor vehicle, or
(c)	a Transportation Company and being transported in a conveyance other than an armored motor vehicle provided that covered Property transported in such manner is limited to the following:
	(i)	records, whether recorded in writing or electronically, and
	(ii)	Certificated Securities issued in registered form and not endorsed, or with restrictive endorsements, and
	(iii)	Negotiable Instruments not payable to bearer, or not endorsed, or with restrictive endorsements.

Coverage under this Insuring Agreement begins upon the receipt of such Property by the natural person or Transportation Company and ends immediately upon delivery to the designated recipient or its agent.

FORGERY OR ALTERATION

   (D)   Loss resulting directly from Forgery or alteration of, on, or in any Negotiable Instrument (except registered or bearer obligations) made or drawn by or drawn upon the Insured, or made or drawn by one acting as agent of the Insured, or purporting to have been made as herein before set forth:
A mechanically reproduced facsimile signature is treated the same as a handwritten signature.

SECURITIES

   (E)   Loss resulting directly from the Insured having, in good faith, for its own account or for the account of others,
(1)	acquired, sold or delivered, or given value, extended credit or assumed liability, on the faith of, any original
	(a)	Certificated Security,
	(b)	Document of Title,
	(c)	deed, mortgage or other instrument conveying title to, or creating or discharging a lien upon, real property,
	(d)	Certificate of Origin or Title,
	(e)	Evidence of Debt,
	(f)	corporate, partnership or personal Guarantee, or
	(g)	Security Agreement
which
(i)
bears a signature of any maker, drawer, issuer, endorser, assignor, lessee, transfer agent, registrar, acceptor, surety, guarantor, or of any person signing in any other capacity which is a Forgery, or

(ii) is altered, or
(iii) is lost or stolen;
(2)	acquired, sold or delivered, or given value, extended credit or assumed liability, on the faith of any item

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listed in (a) through (d) above which is a Counterfeit.

Actual physical possession of the items listed in (a) through (g) above by the Insured, is a condition precedent to the Insured’s having relied on the faith of such items.
A mechanically reproduced facsimile signature is treated the same as a handwritten signature.

COUNTERFEIT CURRENCY

   (F)   Loss resulting directly from the receipt by the Insured, in good faith, of any Counterfeit Money of the United States of America, Canada or of any other country in which the Insured maintains a branch office.

GENERAL AGREEMENTS

ADDITIONAL OFFICES OR EMPLOYEES—
CONSOLIDATION, MERGER OR PURCHASE OF
ASSETS—NOTICE

A.   If the Insured shall, while this bond is in force, establish any additional offices, other than by consolidation or merger with, or purchase or acquisition of assets or liabilities of, another institution, such offices shall be automatically covered hereunder from the date of such establishment without the requirement of notice to the Underwriter or the payment of additional premium for the remainder of the premium period.
If the Insured shall, while this bond is in force, consolidate or merge with, or purchase or acquire assets or liabilities of, another institution, the Insured shall not have such coverage as is afforded under this bond for loss which
(a)	has occurred or will occur in offices or premises, or
(b)	has been caused or will be caused by an employee or employees of such institution, or
(c)	has arisen or will arise out of the assets or liabilities
acquired by the Insured as a result of such consolidation, merger or purchase or acquisition of assets or liabilities unless the Insured shall
(i)	give the Underwriter written notice of the proposed consolidation, merger or purchase or acquisition of assets or liabilities prior to the proposed effective date of such action and
(ii)	obtain the written consent of the Underwriter to extend the coverage provided by this bond to such additional offices or premises, Employees and other exposures, and
(iii)	upon obtaining such consent, pay to the Underwriter an additional premium.

CHANGE OF CONTROL—NOTICE

B.   When an Insured learns of a change in control, it shall give written notice to the Underwriter.
As used in this General Agreement, control means the power to determine the management or policy of a controlling holding company or the Insured by virtue of voting-stock ownership. A change in ownership of voting-stock which results in direct or indirect ownership by a stockholder or an affiliated group of stockholders of ten percent (10%) or more of such stock shall be presumed to result in a change of control for the purpose of the required notice.
Failure to give the required notice shall result in termination of coverage for any loss involving a transferee, to be effective upon the date of the stock transfer.

REPRESENTATION OF INSURED

C.   The Insured represents that the information furnished in the application for this bond is complete, true and correct. Such application constitutes part of this bond.
Any misrepresentation, omission, concealment or incorrect statement of a material fact, in the application or otherwise, shall be grounds for the rescission of this bond.

JOINT INSURED

D.   If two or more Insureds are covered under this bond, the first named Insured shall act for all Insureds. Payment by the Underwriter to the first named Insured of loss sustained by any Insured shall fully release the Underwriter on account of such loss. If the first named Insured ceases to be covered under this bond, the Insured next named shall thereafter be considered as the first named Insured. Knowledge possessed or discovery made by any Insured shall constitute knowledge or discovery by all Insureds for all purposes of this bond. The liability of the Underwriter for loss or losses sustained by all Insureds shall not exceed the amount for which the Underwriter would have been liable had all such loss or losses been sustained by one Insured.

NOTICE OF LEGAL PROCEEDINGS
AGAINST INSURED—ELECTION TO DEFEND

E.   The Insured shall notify the Underwriter at the earliest practicable moment, not to exceed 30 days after notice thereof, of any legal proceeding brought to determine the Insured’s liability for any loss, claim or damage, which, if established, would constitute a collectible loss under this bond. Concurrently, the Insured shall furnish copies of all pleadings and pertinent papers to the Underwriter.
The Underwriter, at its sole option, may elect to conduct the defense of such legal proceeding, in whole or in part. The defense by the Underwriter shall be in the Insured’s name through attorneys selected by the Underwriter. The Insured shall provide all reasonable information and assistance required by the Underwriter for such defense.
If the Underwriter elects to defend the Insured, in whole or in part, any judgment against the Insured on those counts or causes of action which the Underwriter defended on behalf of the Insured or any settlement in which the Underwriter participates and all attorneys’ fees, costs and expenses incurred by the Underwriter in the defense of the litigation shall be a loss covered by this bond.
If the Insured does not give the notices required in subsection (a) of Section 5 of this bond and in the first paragraph of this General Agreement, or if the Underwriter elects not to defend any causes of action, neither a judgment against the Insured, nor a settlement of any legal proceeding by the Insured, shall determine the existence, extent or amount of coverage under this bond for loss sustained by the Insured, and the Underwriter shall not be liable for any attorneys’ fees, costs and expenses incurred by the Insured.
With respect to this General Agreement, subsections (b) and (d) of Section 5 of this bond apply upon the entry of such judgment or the occurrence of such settlement instead of upon discovery of loss. In addition, the Insured must notify the Underwriter within 30 days after such judgment is entered against it or after the Insured settles such legal proceeding, and, subject to subsection (e) of Section 5, the Insured may not bring legal pro-

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ceedings for the recovery of such loss after the expiration of 24 months from the date of such final judgment or settlement.

CONDITIONS AND LIMITATIONS

DEFINITIONS

Section 1. As used in this bond:
(a)   Acceptance means a draft which the drawee has, by signature written thereon, engaged to honor as presented.
(b)    Certificate of Deposit means an acknowledgment in writing by a financial institution of receipt of Money with an engagement to repay it.
(c)    Certificate of Origin or Title means a document issued by a manufacturer of personal property or a governmental agency evidencing the ownership of the personal property and by which ownership is transferred.
(d)    Certificated Security means a share, participation or other interest in property of or an enterprise of the issuer or an obligation of the issuer, which is:
(1)	represented by an instrument issued in bearer or registered form;
(2)	of a type commonly dealt in on securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment; and
(3)	either one of a class or series or by its terms divisible into a class or series of shares, participations, interests or obligations.
(e)   Counterfeit means an imitation which is intended to deceive and to be taken as the original.
(f)    Document of Title means a bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, and also any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers and must purport to be issued by or addressed to a bailee and purport to cover goods in the bailee’s possession which are either identified or are fungible portions of an identified mass.
(g)    Employee means
(1)
an officer or other employee of the Insured, while employed in, at, or by any of the Insured’s offices or premises covered hereunder, and a guest student pursuing studies or duties in any of said offices or premises;

(2)	a person provided by an employment contractor to perform employee duties for the Insured under the Insured’s supervision at any of the Insured’s offices or premises covered hereunder;
(3)	an employee of an institution merged or consolidated with the Insured prior to the effective date of this bond; and
(4)
each natural person, partnership or corporation authorized by the Insured to perform services as data processor of checks or other accounting records of the Insured (not including preparation or modification of computer software or programs), herein called Processor. Each such Processor, and the partners, officers and employees of such Processor shall, collectively, be deemed to be one Employee for all the purposes of this bond, excepting, however, the second paragraph of Section 12. A Federal Reserve Bank or clearing house shall not be construed to be a processor.

(h)   Evidence of Debt means an instrument, including a Negotiable Instrument, executed by a customer of the Insured and held by the Insured which in the regular course of business is treated as evidencing the customer’s debt to the insured.
(i)    Forgery means the signing of the name of another person or organization with intent to deceive; it does not mean a signature which consists in whole or in part of one’s own name signed with or without authority, in any capacity, for any purpose.
(j)   Guarantee means a written undertaking obligating the signer to pay the debt of another to the Insured or its assignee or to a financial institution from which the Insured has purchased participation in the debt, if the debt is not paid in accordance with its terms.
(k)   Letter of Credit means an engagement by a bank or other person made at the request of a customer that the bank or other person will honor drafts or other demands for payment upon compliance with the conditions specified in the Letter of Credit.
(l)   Loan means all extensions of credit by the Insured and all transactions creating a creditor relationship in favor of the Insured and all transactions by which the Insured assumes an existing creditor relationship.
(m)   Money means a medium of exchange in current use authorized or adopted by a domestic or foreign government as a part of its currency.
(n)   Negotiable Instrument weans any writing:
(1)	signed by the maker or drawer; and
(2)	containing any unconditional promise or order to pay a sum certain in Money and no other promise, order, obligation or power given by the maker or drawer; and
(3)	is payable on demand or at a definite time; and
(4)	is payable to order or bearer.
(o)   Property means Money, Certificated Securities, Negotiable Instruments, Certificates of Deposit, Documents of Title, Acceptances, Evidences of Debt, Security Agreements, Certificates of Origin or Title, Letters of Credit, insurance policies, abstracts of title, deeds and mortgages on real estate, revenue and other stamps, and books of account and other records whether recorded in writing or electronically.
(p)   Security Agreement means an agreement which creates an interest in personal property or fixtures and which secures payment or performance of an obligation.
(q)   Transportation Company means any organization which provides its own or leased vehicles for transportation or which provides freight forwarding or air express services.

EXCLUSIONS

Section 2. This bond does not cover:
(a)   loss resulting directly or indirectly from forgery or alteration, except when covered under Insuring Agreements (A), (D) or (E);
(b)   under Insuring Agreement (D), loss resulting from the forgery or alteration of or on a Negotiable Instrument issued by the Insured in reliance upon a forged or altered Evidence of Debt;
(c)   loss due to riot or civil commotion outside the United States of America and Canada; or loss due to military, naval or usurped power, war or insurrection unless such loss occurs in transit in the circumstances

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recited in Insuring Agreement (C), and unless, when such transit was initiated, there was no knowledge of such riot, civil commotion, military, naval or usurped power, war or insurrection on the part of any person acting for the Insured in initiating such transit;
(d)   loss resulting directly or indirectly from the effects of nuclear fission or fusion or radioactivity; provided, however, that this paragraph shall not apply to loss resulting from industrial uses of nuclear energy;
(e)   loss resulting directly or indirectly from any acts of any director of the Insured other than one employed as a salaried, pensioned or elected official or an Employee of the Insured, except when performing acts coming within the scope of the usual duties of an Employee, or while acting as a member of any committee duly elected or appointed by resolution of the board of directors of the Insured to perform specific, as distinguished from general, directorial acts on behalf of the Insured;
(f)   loss resulting directly or indirectly from the complete or partial nonpayment of, or default upon, any loan or transaction involving the Insured as a lender or borrower, or extension of credit, including the purchase, discounting or other acquisition of false or genuine accounts, invoices, notes, agreements or Evidences of Debt, whether such loan, transaction or extension was procured in good faith or through trick, artifice, fraud or false pretenses; except when covered under Insuring Agreements (A), (D) or (E);
(g)   loss of Property while
(1)	in the mail, or
(2)	in the custody of any Transportation Company, unless covered under Insuring Agreement (C)
except when covered under Insuring Agreement (A);
(h)   loss caused by an Employee, except when covered under Insuring Agreement (A) or when covered under Insuring Agreement (B) or (C) and resulting directly from misplacement, mysterious unexplainable disappearance or destruction of or damage to Property;
(i)   loss resulting directly or indirectly from trading, with or without the knowledge of the Insured, whether or not represented by any indebtedness or balance shown to be due the Insured on any customer’s account, actual or fictitious, and notwithstanding any act or omission on the part of any Employee in connection with any account relating to such trading, indebtedness, or balance, except when covered under Insuring Agreements (D) or (E);
(j)   loss resulting directly or indirectly from the use or purported use of credit, debit, charge, access, convenience, identification or other cards;
(k)   potential income, including but not limited to interest and dividends, not realized by the Insured;
(l)   damages of any type for which the Insured is legally liable, except compensatory damages, but not multiples thereof, arising directly from a loss covered under this bond;
(m)   loss through the surrender of Property away from an office of the Insured as a result of a threat
(1)
to do bodily harm to any person, except loss of Property in transit in the custody of any person acting as messenger provided that when such transit was initiated there was no knowledge by the Insured of any such threat, or

(2)	to do damage to the premises or property of the Insured, except when covered under Insuring Agreement (A);
(n)   indirect or consequential loss of any nature;
(o)   loss resulting from any violation by the Insured or by any Employee
(1)
of law regulating (i) the issuance, purchase or sale of securities, (ii) securities transactions upon security exchanges or over the counter market, (iii) investment companies, or (iv) investment advisers, or

(2)
of any rule or regulation made pursuant to any such law, unless it is established by the Insured that the act or acts which caused the said loss involved fraudulent or dishonest conduct which would have caused a loss to the Insured in a similar amount in the absence of such laws, rules or regulations;

(p)   loss resulting directly or indirectly from the failure of a financial or depository institution, or its receiver or liquidator, to pay or deliver, on demand of the Insured, funds or Property of the Insured held by it in any capacity, except when covered under Insuring Agreements (A) or (B)(1)(a);
(q)   damages resulting from any civil, criminal or other legal proceeding in which the Insured is alleged to have engaged in racketeering activity except when the Insured establishes that the act or acts giving rise to such damages were committed by an Employee under circumstances which result directly in a loss to the Insured covered by Insuring Agreement (A). For the purposes of this exclusion, “racketeering activity” is defined in 18 United States Code 1961 et seq., as amended;
(r)   loss resulting directly or indirectly from any dishonest or fraudulent act or acts committed by any non-Employee who is a securities, commodities, money, mortgage, real estate, loan, insurance, property management, investment banking broker, agent or other representative of the same general character;
(s)   loss, or that part of any loss, as the case may be, the proof of which, either as to its factual existence or as to its amount, is dependent upon an inventory computation or a profit and loss computation;
(t)   loss resulting directly or indirectly from counterfeiting, except when covered under Insuring Agreements (A), (E) or (F);
(u)   all fees, costs and expenses incurred by the Insured
(1)	in establishing the existence of or amount of loss covered under this bond, or
(2)	as a party to any legal proceeding whether or not such legal proceeding exposes the Insured to loss covered by this bond.

DISCOVERY

Section 3. This bond applies to loss discovered by the Insured during the Bond Period. Discovery occurs when the Insured first becomes aware of facts which would cause a reasonable person to assume that a loss of a type covered by this bond has been or will be incurred, regardless of when the act or acts causing or contributing to such loss occurred, even though the exact amount or details of loss may not then be known.
Discovery also occurs when the Insured receives notice of an actual or potential claim in which it is alleged that the Insured is liable to a third party under circumstances which, if true, would constitute a loss under this bond.

LIMIT OF LIABILITY

Section 4.
Aggregate Limit of Liability

The Underwriter’s total liability for all losses discovered during the Bond Period shown in Item 2 of the Declarations shall not exceed the Aggregate Limit of Liability shown in Item 3 of the Declarations. The Aggre-

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gate Limit of Liability shall be reduced by the amount of any payment made under the terms of this bond.
Upon exhaustion of the Aggregate Limit of Liability by such payments:
(a)   The Underwriter shall have no further liability for loss or losses regardless of when discovered and whether or not previously reported to the Underwriter, and
(b)   The Underwriter shall have no obligation under General Agreement E to continue the defense of the Insured, and upon notice by the Underwriter to the Insured that the Aggregate Limit of Liability has been exhausted, the Insured shall assume all responsibility for its defense at its own cost.
The Aggregate Limit of Liability shall not be increased or reinstated by any recovery made and applied in accordance with subsections (a), (b) and (c) of Section 7. In the event that a loss of Property is settled by the Underwriter through the use of a lost instrument bond, such loss shall not reduce the Aggregate Limit of Liability.

Single Loss Limit of Liability

Subject to the Aggregate Limit of Liability, the Underwriter’s liability for each Single Loss shall not exceed the applicable Single Loss Limit of Liability shown in Item 4 of the Declarations. If a Single Loss is covered under more than one Insuring Agreement or Coverage, the maximum payable shall not exceed the largest applicable Single Loss Limit of Liability.

Single Loss Defined

Single Loss means all covered loss, including court costs and attorneys’ fees incurred by the Underwriter under General Agreement E, resulting from
(a)   any one act or series of related acts of burglary, robbery or attempt thereat, in which no Employee is implicated, or
(b)   any one act or series of related unintentional or negligent acts or omissions on the part of any person (whether an Employee or not) resulting in damage to or destruction or misplacement of Property, or
(c)   all acts or omissions other than those specified in (a) and (b) preceding, caused by any person (whether an Employee or not) or in which such person is implicated, or
(d)   any one casualty or event not specified in (a), (b) or (c) preceding.

NOTICE/PROOF—LEGAL PROCEEDINGS
AGAINST UNDERWRITER

Section 5.
(a)   At the earliest practicable moment, not to exceed 30 days, after discovery of loss, the Insured shall give the Underwriter notice thereof.
(b)   Within 6 months after such discovery, the Insured shall furnish to the Underwriter proof of loss, duly sworn to, with full particulars.
(c)   Lost Certificated Securities listed in a proof of loss shall be identified by certificate or bond numbers if such securities were issued therewith.
(d)   Legal proceedings for the recovery of any loss hereunder shall not be brought prior to the expiration of 60 days after the original proof of loss is filed with the Underwriter or after the expiration of 24 months from the discovery of such loss.
(e)   If any limitation embodied in this bond is prohibited by any law controlling the construction hereof, such limitation shall be deemed to be amended so as to equal the minimum period of limitation provided by such law.
(f)   This bond affords coverage only in favor of the Insured. No suit, action or legal proceedings shall be brought hereunder by any one other than the first named Insured.

VALUATION

Section 6. Any loss of Money, or loss payable in Money, shall be paid, at the option of the Insured, in the Money of the country in which the loss was sustained or in the United States of America dollar equivalent thereof determined at the rate of exchange at the time of payment of such loss.

Securities

The Underwriter shall settle in kind its liability under this bond on account of a loss of any securities or, at the option of the Insured, shall pay to the Insured the cost of replacing such securities, determined by the market value thereof at the time of such settlement. In case of a loss of subscription, conversion or redemption privileges through the misplacement or loss of securities, the amount of such loss shall be the value of such privileges immediately preceding the expiration thereof, if such securities cannot be replaced or have no quoted market value, or if such privileges have no quoted market value, their value shall be determined by agreement or arbitration.
If the applicable coverage of this bond is subject to a Deductible Amount and/or is not sufficient in amount to indemnify the Insured in full for the loss of securities for which claim is made hereunder, the liability of the Underwriter under this bond is limited to the payment for, or the duplication of, so much of such securities as has a value equal to the amount of such applicable coverage.

Books of Account and Other Records

In case of loss of, or damage to, any books of account or other records used by the Insured in its business, the Underwriter shall be liable under this bond only if such books or records are actually reproduced and then for not more than the cost of the blank books, blank pages or other materials plus the cost of labor for the actual transcription or copying of data which shall have been furnished by the Insured in order to reproduce such books and other records.

Property other than Money, Securities or Records

In case of loss of, or damage to, any Property other than Money, securities, books of account or other records, or damage covered under Insuring Agreement (B)(2), the Underwriter shall not be liable for more than the actual cash value of such Property, or of items covered under Insuring Agreement (B)(2). The Underwriter may, at its election, pay the actual cash value of, replace or repair such property. Disagreement between the Underwriter and the Insured as to the cash value or as to the adequacy of repair or replacement shall be resolved by arbitration.

ASSIGNMENT—SUBROGATION-RECOVERY—
COOPERATION

Section 7.
(a)   In the event of payment under this bond, the Insured shall deliver, if so requested by the Underwriter, an assignment of such of the Insured’s rights, title and interest and causes of action as it has against any person or entity to the extent of the loss payment.
(b)   In the event of payment under this bond, the Underwriter shall be subrogated to all of the Insured’s rights of recovery therefor against any person or entity to the extent of such payment.
(c)   Recoveries, whether effected by the Underwriter or by the Insured, shall be applied net of the expense of such recovery first to the satisfaction of the Insured’s loss which would otherwise have been paid but for the fact that it is in excess of either the Single or Aggregate

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Limit of Liability, secondly, to the Underwriter as reimbursement of amounts paid in settlement of the Insured’s claim, and thirdly, to the Insured in satisfaction of any Deductible Amount. Recovery on account of loss of securities as set forth in the second paragraph of Section 6 or recovery from reinsurance and/or indemnity of the Underwriter shall not be deemed a recovery as used herein.
(d)   Upon the Underwriter’s request and at reasonable times and places designated by the Underwriter the Insured shall
(1)	submit to examination by the Underwriter and subscribe to the same under oath; and
(2)	produce for the Underwriter’s examination all pertinent records; and
(3)	cooperate with the Underwriter in all matters pertaining to the loss.
(e)   The Insured shall execute all papers and render assistance to secure to the Underwriter the rights and causes of action provided for herein. The Insured shall do nothing after discovery of loss to prejudice such rights or causes of action.

LIMIT OF LIABILITY UNDER THIS BOND
AND PRIOR INSURANCE

Section 8. With respect to any loss set forth in subsection (c) of the final paragraph of Section 4 of this bond which is recoverable or recovered in whole or in part under any other bonds or policies issued by the Underwriter to the Insured or to any predecessor in interest of the Insured and terminated or canceled or allowed to expire and in which the period for discovery has not expired at the time any such loss thereunder is discovered, the total liability of the Underwriter under this bond and under such other bonds or policies shall not exceed, in the aggregate, the amount carried hereunder on such loss or the amount available to the Insured under such other bonds or policies, as limited by the terms and conditions thereof, for any such loss if the latter amount be the larger.
If the coverage of this bond supersedes in whole or in part the coverage of any other bond or policy of insurance issued by an insurer other than the Underwriter and terminated, canceled or allowed to expire, the Underwriter, with respect to any loss sustained prior to such termination, cancelation or expiration and discovered within the period permitted under such other bond or policy for the discovery of loss thereunder, shall be liable under this bond only for that part of such loss covered by this bond as in excess of the amount recoverable or recovered on account of such loss under such other bond or policy, anything to the contrary in such other bond or policy notwithstanding.

OTHER INSURANCE OR INDEMNITY

Section 9. Coverage afforded hereunder shall apply only as excess over any valid and collectible insurance or indemnity obtained by the Insured, or by a Transportation Company, or by another entity on whose premises the loss occurred or which employed the person causing the loss or the messenger conveying the Property involved.

OWNERSHIP

Section 10. This bond shall apply to loss of Property (1) owned by the Insured, (2) held by the Insured in any capacity, or (3) for which the Insured is legally liable. This bond shall be for the sole use and benefit of the Insured named in the Declarations.

DEDUCTIBLE AMOUNT

Section 11. The Underwriter shall be liable hereunder only for the amount by which any single loss, as defined in Section 4, exceeds the Single Loss Deductible amount for the Insuring Agreement or Coverage applicable to such loss, subject to the Aggregate Limit of Liability and the applicable Single Loss Limit of Liability.
The Insured shall, in the time and in the manner prescribed in this bond, give the Underwriter notice of any loss of the kind covered by the terms of this bond, whether or not the Underwriter is liable therefor, and upon the request of the Underwriter shall file with it a brief statement giving the particulars concerning such loss.

TERMINATION OR CANCELLATION

Section 12. This bond terminates as an entirety upon occurrence of any of the following: - (a) 60 days after the receipt by the Insured of a written notice from the Underwriter of its desire to cancel this bond, or (b) immediately upon the receipt by the Underwriter of a written notice from the Insured of its desire to cancel this bond, or (c) immediately upon the taking over of the Insured by a receiver or other liquidator or by State or Federal officials, or (d) immediately upon the taking over of the Insured by another institution, or (e) immediately upon exhaustion of the Aggregate Limit of Liability, or (f) immediately upon expiration of the Bond Period as set forth in Item 2 of the Declarations.
This bond terminates as to any Employee or any partner, officer or employee of any Processor - (a) as soon as any Insured, or any director or officer not in collusion with such person, learns of any dishonest or fraudulent act committed by such person at any time, whether in the employment of the Insured or otherwise, whether or not of the type covered under Insuring Agreement (A), against the Insured or any other person or entity, without prejudice to the loss of any Property then in transit in the custody of such person, or (b) 15 days after the receipt by the Insured of a written notice from the Underwriter of its desire to cancel this bond as to such person.
Termination of the bond as to any Insured terminates liability for any loss sustained by such Insured which is discovered after the effective date of such termination.

In witness whereof, the Underwriter has caused this bond to be executed on the Declarations page.

TSB 5867a	Copyright, The Surety Association of America, 1997	Page 7 of 7

ENDORSEMENT

No. ________________

Attached to and Forming Part of Policy No. B80-535835	Effective date of Endorsement 12/31/2009
Issued to PEARL MUTUAL FUNDS

WAR AND MILITARY ACTION AND NUCLEAR HAZARD EXCLUSION

This endorsement modifies insurance provided under the following:

FINANCIAL INSTITUTION BOND Standard Form Numbers: 14, 15 and 25

The CONDITIONS AND LIMITATIONS, Section 2. EXCLUSIONS is amended as follows:

A.	Exclusion (b) in Form Numbers 14 and 25 and Exclusion (c) in Form Number 15 is deleted in its entirety and replaced by the following:

This bond does not cover:

Loss due to riot or civil commotion outside the United States of America and Canada unless such loss occurs in transit in the circumstances recited in Insuring Agreement (C), and unless, when such transit was initiated, there was no knowledge of such riot or civil commotion on the part of any person acting for the Insured in initiating such transit.

B.	The War And Military Action Exclusion is added as follows:

This bond does not cover:

Loss or damage caused directly or indirectly by the following. Such loss or damage is excluded regardless of any other cause or event that contributes concurrently or in any sequence to the loss.

	1.	War, including undeclared or civil war; or

2.
Warlike action by a military force, including action in hindering or defending against an actual or expected attack, by any government, sovereign or other authority using military personnel or other agents; or

	3.	Insurrection, rebellion, revolution, usurped power, or action taken by governmental authority in hindering or defending against any of these.

With respect to any action that comes within the terms of this exclusion and involves nuclear reaction or radiation, or radioactive contamination, this War And Military Action Exclusion supersedes the Nuclear Hazard Exclusion.

C.	Exclusion (c) in Form Numbers 14 and 25 and Exclusion (d) in Form Number 15 is deleted in its entirety and replaced by the following Nuclear Hazard Exclusion:

This bond does not cover:

Loss or damage caused directly or indirectly by the following. Such loss or damage is excluded regardless of any other cause or event that contributes concurrently or in any sequence to the loss.

Based upon, arising out of, directly or indirectly resulting from or in consequence of, or in any way involving the hazardous properties, including radioactive, toxic or explosive properties, of any nuclear material. Nuclear material means any source material, special nuclear material, or by-product materials as those terms are defined under the Atomic Energy Act of 1954 or any amendments thereto.

NO 310 02 03	Includes copyrighted material of ISO Properties, Inc., with its permission

POLICYHOLDER NOTICE
WAR AND MILITARY ACTION EXCLUSION
AND
WAR AND MILITARY ACTION AND
NUCLEAR HAZARD EXCLUSION

RESTRICTIONS OF COVERAGE

This is a policyholder notice regarding the War and Military Action Exclusion Endorsement or the War and Military Action and Nuclear Hazard Exclusion Endorsement attached and applicable to this Policy or Bond.

NO COVERAGE IS PROVIDED BY THIS SUMMARY. Nor can it be construed to replace any provision of your Policy or Bond. YOU SHOULD READ YOUR POLICY OR BOND AND REVIEW YOUR DECLARATIONS PAGE CAREFULLY for complete information on the coverages that you are provided. If there is any conflict, between the Policy or Bond and this summary, THE PROVISIONS OF THE POLICY OR BOND SHALL PREVAIL.

When the WAR AND MILITARY ACTION EXCLUSION is attached to your Policy or Bond, an exclusion is added with respect to loss arising out of war, warlike action and similar events.

When the WAR AND MILITARY ACTION AND NUCLEAR HAZARD EXCLUSION endorsement is attached to your Policy or Bond, an exclusion is added with respect to loss arising out of war, warlike action and similar events and to loss arising out of the hazardous properties of any nuclear material.

NO 465 02 03

RIDER

To be attached to and form part of Bond No. B80-535835
in favor of PEARL MUTUAL FUNDS

It is agreed that:

1.           “Employee” as used in the attached bond shall include any natural person who is a director or trustee of the Insured while such director or trustee is engaged in handling funds or other property of any Employee Welfare or Pension Benefit Plan owned, controlled or operated by the Insured or any natural person who is a trustee, manager, officer or employee of any such Plan.

2.           If the bond, in accordance with the agreements, limitations and conditions thereof, covers loss sustained by two or more Employee Welfare or Pension Benefit Plans or sustained by any such Plan in addition to loss sustained by an Insured other than such Plan, it is the obligation of the Insured or the Plan Administrator(s) of such Plans under Regulations published by the Secretary of Labor implementing Section 13 of the Welfare and Pension Plans Disclosure Act of 1958 to obtain under one or more bonds issued by one or more Insurers an amount of coverage for each such Plan at least equal to that which would be required if such Plans were bonded separately.

3.           In compliance with the foregoing, payment by the Company in accordance with the agreements, limitations and conditions of the bond shall be held by the Insured, or, if more than one, by the Insured first named, for the use and benefit of any Employee Welfare or Pension Benefit Plan sustaining loss so covered and to the extent that such payment is in excess of the amount of coverage required by such Regulations to be carried by said Plan sustaining such loss, such excess shall be held for the use and benefit of any other such Plan also covered in the event that such other Plan discovers that it has sustained loss covered thereunder.

4.           If money or other property of two or more Employee Welfare or Pension Benefit Plans covered under the bond is commingled, recovery for loss of such money or other property through fraudulent or dishonest acts of Employees shall be shared by such Plans on a pro rata basis in accordance with the amount for which each such Plan is required to carry bonding coverage in accordance with the applicable provisions of said Regulations.

5.           The Deductible Amount of this bond applicable to loss sustained by a Plan through acts committed by an Employee of the Plan shall be waived, but only up to an amount equal to the amount of coverage required to be carried by the Plan because of compliance with the provisions of the Employee Retirement Income Security Act of 1974.

6.           Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the bond, other than as stated herein.

7.           This rider is effective as of 12:01 a.m. on 12/31/2009

Accepted:

ERISA RIDER

TO COMPLY WITH BONDING REGULATIONS MADE APPLICABLE TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974.

NOTE: This rider should not be used for any insured exempted from the bonding provisions of the Act.

REVISED TO JUNE, 1990.

SR 6145B	Printed in U.S.A.

THE CINCINNATI INSURANCE COMPANY

ENDORSEMENT
No.__________

Attached to and Forming Part of Policy No. B-8535835	Issued to: Pearl Mutual Funds	Effective date of Endorsement: 12/31/2009

Additional Insured Endorsement

In consideration of the premium charged for the attached bond, it is hereby agreed that:

1.	From and after the time this endorsement becomes effective the additional Insureds under the attached bond are:

Pearl Mutual Funds
Pearl Total Return Fund
Pearl Aggressive Growth Fund
Pearl Management Company
Pearl Management Company Retirement Plan

2.	The first named Insured shall act for itself and for each and all of the Insured for all the purposes of the attached bond.

3.	Knowledge possessed or discovery made by any Insured or by any partner or officer thereof shall for all the purposes of the attached bond constitute knowledge or discovery by all the Insureds.

4.
If, prior to the termination of the attached bond, in its entirety, the attached bond is terminated as to any Insured, there shall be no liability for any loss sustained by such Insured unless discovered before the time such termination as to such Insured becomes effective.

All other provisions of the policy remain unchanged except as herein expressly modified.

Date Issued:	The Cincinnati Insurance Company
	By:	/s/ Michael Harrison
(Authorized Representative)

F-3132 (6/83)

THE CINCINNATI INSURANCE COMPANY

ENDORSEMENT
No.__________

Attached to and Forming Part of Policy No. B-8535835	Issued to: Pearl Mutual Funds	Effective date of Endorsement: 12/31/2009

Additional Insured Endorsement (cont’d)

5.
The liability of the Underwriter for loss or losses sustained by any or all of the  Insured shall not exceed the amount for which the Underwriter would be liable had all such loss or losses been sustained by any one of the Insureds. Payment by the Underwriter to the first named Insured of loss sustained by any Insured shall fully release the underwriter on account of such loss.

6.
If the first named Insured ceases for any reason to be coveraged under the attached bond, then the Insured next named shall thereafter be considered as the first named Insured for all the purposes of the attached bond.

7.	The attached bond shall be subject to all its agreements, limitations and conditions except as herein expressly modified.

All other provisions of the policy remain unchanged except as herein expressly modified.

Date Issued:	The Cincinnati Insurance Company
	By:	/s/ Michael Harrison
(Authorized Representative)

F-3132 (6/83)